As filed with the Securities and Exchange Commission on August 29, 2025

Registration No. 333-240144
Registration No. 333-254670
Registration No. 333-263791
Registration No. 333-270545
Registration No. 333-277687
Registration No. 333-285550

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-240144
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254670
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263791
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270545
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277687
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-285550

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ITEOS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-3365066
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

321 Arsenal Street
Watertown, Massachusetts 02472
(Address of Principal Executive Offices, including Zip Code)

iTeos Therapeutics, Inc. 2019 Stock Option and Grant Plan
iTeos Therapeutics, Inc. 2020 Stock Option and Incentive Plan
iTeos Therapeutics, Inc. 2020 Employee Stock Purchase Plan
(Full title of the Plans)

Michael Hearne
Chief Financial Officer
iTeos Therapeutics, Inc.
4747 Executive Drive, Suite 210
San Diego, California 92121
(858) 281-5372
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr
Gibson, Dunn & Crutcher LLP
One Embarcadero Center Suite 2600
San Francisco, California 94111
(415) 393-8200

William Michener
Nicholas Roper
Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199
(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by iTeos Therapeutics, Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•
Registration Statement on Form S-8 (No. 333-240144) pertaining to the registration of (i) 3,323,378 Shares issuable under the 2019 Stock Option and Grant Plan (the “2019 Plan”), (ii) 1,151,680 Shares outstanding and 2,658,138 Shares issuable under the 2020 Stock Option and Incentive Plan (the “2020 Plan”) and (iii) 317,484 Shares issuable under the 2020 Employee Stock Purchase Plan (the “2020 ESPP”).

•	Registration Statement on Form S-8 (No. 333-254670) pertaining to the registration of (i) 1,752,237 Shares issuable under the 2020 Plan and (ii) 350,447 Shares issuable under the 2020 ESPP.
•	Registration Statement on Form S-8 (No. 333-263791) pertaining to the registration of 1,773,300 Shares issuable under the 2020 Plan.
•	Registration Statement on Form S-8 (No. 333-270545) pertaining to the registration of 1,780,560 Shares issuable under the 2020 Plan.
•	Registration Statement on Form S-8 (No. 333-277687) pertaining to the registration of 1,791,904 Shares issuable under the 2020 Plan.
•	Registration Statement on Form S-8 (No. 333-285550) pertaining to the registration of 1,828,402 Shares issuable under the 2020 Plan.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

On July 18, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), and Concentra Merger Sub VIII, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on August 29, 2025, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (the “Shares”) (other than (i) Shares owned or held in the Company’s treasury immediately prior to the Effective Time, (ii) Shares owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time and (iii) Shares held by any stockholder of the Registrant who properly exercised appraisal rights under Delaware law) was converted into the right to receive (i) $10.047 per Share in cash and (ii) one non-transferable contractual contingent value right for each Share.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 29, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

ITEOS THERAPEUTICS, INC.

/s/ Michael Hearne
Name: Michael Hearne Title: Chief Financial Officer